Exhibit 4.3

The WTW

Amended and Restated Employee Share Purchase Plan

(as last amended and restated as of May 20, 2026)

1.	Purpose of the Plan

The purpose of the Plan is to give Eligible Employees of the Company and its Participating Companies the ability to strengthen the mutuality in interest between such employees and the Company’s shareholders as a result of the employees’ increased equity interest in the Company.

2.	Section 423 Offerings and Non-Section 423 Offerings

The Company intends for offerings under the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (a “Section 423 Offering”); provided, however, that the Administrator may also authorize the grant of Options under the Plan that are not intended to comply with the requirements of Section 423 of the Code, pursuant to any rules, procedures, or sub-plans adopted by the Administrator for such purpose (a “Non-Section 423 Offering”).

3.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section 3:

(a)

Administrator: The Committee or, subject to Applicable Law, a subcommittee or subcommittees of the Committee or one or more of the Company’s officers or management team appointed or delegated authority by the Board or Committee in accordance with Section 5 to administer the Plan.

(b)

Affiliate: Shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act. The Administrator shall have the authority to determine the time or times at which “Affiliate” status is determined within the foregoing definition.

(c)

Applicable Law: The requirements relating to the administration of equity-based awards under the corporate laws of Ireland, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where the Options are, or will be, granted under the Plan.

(d)	Board: The Board of Directors of the Company.

(e)

Change in Control: Such term means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the U.S. Securities and Exchange Commission thereunder as in effect on the date hereof) of the Shares representing more than fifty percent (50%) of the aggregate voting power represented by the issued and outstanding Shares; (ii) occupation of a majority of the seats (other than vacant seats) on the Board by Persons who were neither (x) nominated by the Board nor (y) appointed by directors so nominated; or (iii) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions.

For the avoidance of doubt, a transaction shall not constitute a Change in Control (i) if effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity of the Willis Group (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) and (ii) where all or substantially all of the Person(s) who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, all or substantially all of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the ultimate parent entity resulting from such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of such outstanding securities of the Company.

(f)	Code: The U.S. Internal Revenue Code of 1986, as amended, or any successor thereto.

(g)

Committee: The Human Capital and Compensation Committee of the Board or any other properly delegated committee of the Board. If no Human Capital and Compensation Committee or committee of the Board exists, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan.

(h)	Companies Act: The Irish Companies Act 2014, as amended.

(i)	Company (or WTW): Willis Towers Watson Public Limited Company, a company organized under the laws of Ireland under registered number 475616.

(j)

Compensation: The form(s) of compensation that may be contributed by a Participant to fund the exercise of Options, which, unless the Administrator determines otherwise prior to the commencement of an Offering Period, shall include the total amount paid by the Company or any Participating Company to the Eligible Employee (other than amounts paid after termination of employment, even if such amounts are paid for pre-termination date services) as salary or wages (including 13th/14th month payments or similar concepts under local law, whether such payments are characterized as base salary, base wages or otherwise under local law), including, in the interest of clarity, items of compensation that would constitute base wages for purposes of the payroll of the Company or Participating Company, as applicable (without regard to whether the amounts are paid in cash), including any portion of such amounts voluntarily deferred or reduced by the Eligible Employee (i) under any employee benefit plan of the Company or a Participating Company available to all levels of employees on a non-discriminatory basis upon satisfaction of eligibility requirements, and (ii) under any deferral plan of the Company (provided such amounts would not otherwise have been excluded had they not been deferred), and shall exclude, in the interest of clarity, amounts payable under an annual incentive plan and any other cash bonuses, commissions, overtime pay, other variable compensation, any stipends, lump sum payments in lieu of foregone merit increases, “bonus buyouts” as the result of job changes, pension, retainers, severance pay, special stay-on bonus, income derived from Share options, Share appreciation rights, restricted Share units or other equity or Share-based awards and dispositions of Shares acquired thereunder, and other special remunerations; and for Eligible Employees in the United States, Compensation shall include elective amounts that are not includible in gross income of the Eligible Employee by reason of Sections 125, 132(f)(4), 402(e)(3), 402(h) or 403(b) of the Code. In the event the amount of a Participant’s payroll, after giving effect to deferrals and other deductions, is insufficient to allow for the deduction of the amount of the Contributions elected by the Participant pursuant to Section 11 of the Plan, the amount of the Contributions for the applicable payroll shall be reduced to the amount available to be deducted and contributed to the Participant’s Contribution Account. The Administrator shall have discretion to determine the application of this definition to Eligible Employees outside the United States.

(k)

Contributions: The amount of Compensation contributed by a Participant through payroll deductions or other payments that the Administrator, in its sole discretion, may permit a Participant to make to fund the exercise of Options to purchase Shares granted pursuant to the Plan.

(l)	Contribution Account: An account to which Contributions are credited under Section 11(c) of the Plan.

(m)

Eligible Employee: Any person providing services to the Company or a Participating Company in an employee-employer relationship who meets such other initial service requirement specified by the Administrator pursuant to Section 7(a) of the Plan. The Administrator shall have the discretion to determine an individual’s status as an “Eligible Employee” in the case of any of the following, regardless of any subsequent reclassification as an employee by the Company or a Participating Company, any governmental agency, or any court: (i) any independent contractor; (ii) any consultant; (iii) any individual performing services for the Company or a Participating Company who has entered into an independent contractor or consultant agreement with the Company or a Participating Company; (iv) any individual performing services for the Company or a Participating Company under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company or a Participating Company enters into for services; (v) any individual classified by the Company or a Participating Company as contract labor (such as contractors, contract employees, job shoppers), regardless of length of service; (vi) any individual whose base wage or salary is not processed for payment by the payroll department(s) or payroll provider(s) of the Company or a Participating Company; and (vii) any employee who is leased from or otherwise employed by a third party, including, for clarity, a professional employer organization. The Administrator shall have exclusive discretion to determine whether an individual is an Eligible Employee for purposes of the Plan.

(n)

Enrollment Period: The period during which an Eligible Employee may elect to participate in the Plan, with such period occurring before the first day of each Offering Period, as prescribed by the Administrator.

(o)	Exchange Act: The U.S. Securities Exchange Act of 1934, as amended, or any successor thereto.

(p)

Fair Market Value: On a given date, the per Share closing price of a Share as reported on the Nasdaq Stock Market (or if there were no reported sales on such date, on the last preceding Trading Day on which sales were reported) or, if the Company is not then listed on the Nasdaq Stock Market, on such other principal securities exchange or market on which the Shares are traded, and if the Company is not listed on the Nasdaq Stock Market or any other securities exchange or market, the Fair Market Value of a Share shall be determined by the Administrator acting in good faith.

(q)

Fractional Share Interest: An interest in a Share allocated to a Participant upon exercise of the Option and facilitated by the Plan Broker, providing for such rights with respect to a Share as shall be specified by the Administrator at the time of grant or otherwise of an Option under which Fractional Share Interests may be issued, whether or not the Option also provides for the issuance of whole Shares, including where the crediting of Fractional Share Interests results from the purchase of less than a whole Share or withholding of less than a whole Share to satisfy Tax-Related Items.

(r)

Maximum Share Amount: Subject to Section 423 of the Code and the additional limitations set forth in Section 7(c) and 11(a) of the Plan, the maximum number of Shares that a Participant may purchase in any given Offering Period shall be 1,887 Shares or such other maximum as may be determined by the Administrator prior to the commencement of an Offering Period.

(s)	Non-Section 423 Offering: As defined in Section 2 of the Plan.

(t)

Offering: A Section 423 Offering or a Non-Section 423 Offering of an Option under the Plan during an Offering Period as further described in Section 6 of the Plan. Unless otherwise determined by the Administrator, each Offering under the Plan in which Eligible Employees of the Company or one or more Participating Companies may participate shall be deemed a separate offering for purposes of Code Section 423, even if the dates of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan shall separately apply to each Offering. With respect to Section 423 Offerings, the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy Code Section 423; a Non-Section 423 Offering need not satisfy such regulations.

(u)	Offering Date: The first Trading Day of an Offering Period.

(v)	Offering Period: An offering period described in Section 6 of the Plan.

(w)	Option: An option to acquire Shares granted pursuant to Section 9 of the Plan.

(x)	Participant: Eligible Employees who elect to participate in, and are granted an Option under, the Plan.

(y)

Participating Company: A Subsidiary or an Affiliate that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. Only Subsidiaries may be Participating Companies in a Section 423 Offering, and at any given time that a Subsidiary is a Participating Company in a Section 423 Offering the Subsidiary shall not also be a Participating Company in a Non-Section 423 Offering. The Administrator may provide that any Participating Company shall only be eligible to participate in a Non-Section 423 Offering.

(z)	Person: As such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act (or any successor section thereto).

(aa)	Plan: The WTW Amended and Restated Employee Share Purchase Plan, as amended from time to time.

(bb)	Plan Broker: A stock brokerage or other financial services firm designated by the Administrator in its sole discretion.

(cc)	Plan Share Account: Plan Share account established by the Company or by an outside entity selected by the Administrator which is not a brokerage firm.

(dd)	Purchase Date: The last Trading Day of an Offering Period.

(ee)	Purchase Price: The purchase price per Share, as determined pursuant to Section 10 of the Plan.

(ff)	Section 423 Offering: As defined in Section 2 of the Plan.

(gg)

Shares: Ordinary shares of the Company, nominal value $0.000304635 per Share. Any references to a Share shall also mean and include Fractional Share Interests when used in the context of references to Shares underlying the Options or issuable upon exercise of the Option, unless expressly provided otherwise or the context suggests otherwise. For purposes of this Plan, references to “issue” or variations of such term shall instead mean “allocate” or “credit” when used in the context of Fractional Share Interests.

(hh)	Shortfall: As defined in Section 15(a) of the Plan.

(ii)	Subplan: As defined in Section 5(b) of the Plan.

(jj)	Subsidiary: A subsidiary corporation as defined in Section 424(f) of the Code (or any successor section thereto) which is also a subsidiary within the meaning of Section 7 of the Companies Act.

(kk)

Tax-Related Items: Any U.S. federal, state, and/or local taxes and/or any non-U.S. taxes (including, without limitation, income tax, social insurance contributions (or similar contributions), payroll tax, fringe benefits tax, payment on account, employment tax, stamp tax and any other tax or tax-related item arising in relation to the Participant’s participation in the Plan and legally applicable to a Participant, including any employer liability for which the Participant is liable pursuant to Applicable Laws or an agreement entered into under the Plan).

(ll)	Trading Day: A day on which the principal exchange that the Shares are listed is open for trading.

(mm)	Willis Group: The Company and its Subsidiaries and Affiliates.

4.	Shares Subject to the Plan

Subject to the adjustment provision in Section 15 of the Plan, the total number of Shares which shall be made available for sale under the Plan is 4,500,000 Shares to be allocated among Offering Periods as the Administrator shall determine. The Shares may consist, in whole or in part, of unissued Shares, treasury Shares or Shares purchased on the open market. The issuance of Shares pursuant to the Plan shall reduce the total number of Shares available under the Plan. For avoidance of doubt, the Share limitation set forth in this Section 4 may be used to satisfy purchases of Shares under either a Section 423 Offering or a Non-Section 423 Offering.

5.	Administration of the Plan

(a)

Committee as Administrator. The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part as contemplated under Section 5(e) of the Plan. Notwithstanding anything in the Plan to the contrary, subject to Applicable Law, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board. Subject to Applicable Law, no member of the Board, the Committee or its delegates shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan. In the performance of its responsibilities with respect to the Plan, the Administrator shall be entitled to rely upon, and no Administrator shall be liable for any action taken or not taken in reliance upon, information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party that the Administrator deems necessary.

(b)

Powers of the Administrator. The Administrator shall have full power and authority to: administer the Plan, including, without limitation, the authority to (i) construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any enrollment form (including any country-specific appendix to such form for employees outside the United States) or other instrument or agreement relating to the Plan, (ii) determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees shall participate in a Section 423 Offering or a Non-Section 423 Offering and which Affiliates or Subsidiaries shall be Participating Companies in either a Section 423 Offering or a Non-Section 423 Offering, (iii) determine the terms and conditions of any Option, (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (v) amend an outstanding Option, including any amendments to an Option that may be necessary for purposes of effecting a transaction contemplated under Section 15 of the Plan (including, but not limited to, an amendment to the class or type of shares that may be issued pursuant to the exercise of an Option or the Purchase Price applicable to a right), provided that the amended Option otherwise conforms to the terms of the Plan, and (vi) make any other determination and take any other action that the Administrator, in its sole discretion, deems necessary or desirable for the administration of the Plan, including, without limitation, the adoption of any rules, procedures, agreements, appendices, Offering terms or sub-plans (collectively, “Subplans”) as are necessary or advisable, as determined in the sole discretion of the Administrator, to permit or facilitate participation in the Plan by Eligible Employees who are citizens or residents in jurisdictions other than the U.S. or employed outside the U.S., as further set forth in Section 5(c) of the Plan.

(c)

Non-U.S. Subplans. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt such Subplans relating to the operation and administration of the Plan to accommodate local laws, customs and procedures for jurisdictions outside of the U.S., the terms of which Subplans may take precedence over other provisions of this Plan, with the exception of Section 4 of the Plan or other provisions giving rise to shareholder approval, but unless otherwise superseded by the terms of such Subplan, the provisions of this Plan shall govern the operation of such Subplan. To the extent inconsistent with the requirements of Section 423, any such Subplan shall be considered part of a Non-423 Offering, and Options granted thereunder shall not be required by the terms of the Plan to comply with Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is authorized to adopt Subplans for particular non-U.S. jurisdictions that modify the terms of the Plan to meet applicable local requirements, customs or procedures regarding, without limitation, (i) eligibility to participate, (ii) the definition of Compensation, (iii) the dates and duration of Offering Periods or other periods during which Participants may make Contributions towards the purchase of Shares, (iv) the method of determining the Purchase Price and the discount from Fair Market Value at which Shares may be purchased, (v) any minimum or maximum amount of Contributions a Participant may make in an Offering Period or other specified period under the applicable Subplan, (vi) the treatment of Options upon a Change in Control or a change in capitalization of the Company, (vii) the handling of payroll deductions and the methods for making Contributions by means other than payroll deductions, (viii) establishment of bank, building society or trust accounts to hold Contributions, (ix) payment of interest, (x) conversion of local currency, (xi) obligations to pay payroll tax, (xii) determination of beneficiary designation requirements, (xiii) withholding procedures, (xiv) handling of Share issuances, and (xv) taking advantage of tax-qualified treatment for Offerings under the Plan that may be available in certain jurisdictions.

(d)

Binding Authority. All determinations by the Administrator in carrying out and administering the Plan and in construing and interpreting the Plan and any enrollment form other instrument or agreement relating to the Plan shall be made in the Administrator’s sole discretion and shall be final, binding and conclusive for all purposes and upon all interested persons.

(e)

Delegation of Authority. To the extent not prohibited by Applicable Law, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee, to one or more of the other parties comprising the “Administrator” hereunder, or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Administrator shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Board or the Committee delegates authority pursuant to this Section 5(e).

6.	Offering Periods

Unless the Administrator provides otherwise prior to the commencement of an Offering Period, the Plan shall be implemented by a series of consecutive Offering Periods of six (6) months’ duration, with new Offering Periods commencing on the date determined by the Administrator. Notwithstanding the foregoing, the Administrator may change, prior to the commencement of an Offering Period, the duration, frequency and/or timing of the commencement of any Offering Period, and/or provide for implementation of the Plan through overlapping Offering Periods, including Offering Periods that consist of one or more purchase periods of a duration specified by the Administrator, provided that each Offering Period may not have a duration exceeding twenty-seven (27) months and subject to the limitations under Section 423 of the Code for any Section 423 Offering and Applicable Law. To the extent that the Administrator establishes Offering Periods with multiple purchase periods or overlapping Offering Periods, in each case, with a Purchase Price based (in part) on the Fair Market Value of a Share on the first Trading Day of an Offering Period, the Administrator shall have discretion to structure an Offering Period so that if the Fair Market Value of a Share on the first Trading Day of the Offering Period in which a Participant is currently enrolled is higher than the Fair Market Value of a Share on the first Trading Day of any subsequent Offering Period or purchase period within an Offering Period, the Company shall automatically enroll such Participant in a new Offering Period and shall terminate his or her participation in the original Offering Period.

7.	Eligibility

(a)

General. Any individual who is an Eligible Employee as of the commencement of an Offering Period will be eligible to participate in the Plan, subject to the requirements of the Plan, including this Section 7 and Section 8 of the Plan. The Administrator, in its

discretion, from time to time may, prior to an Offering Period for all Options to be granted in a Section 423 Offering, determine (on a uniform and nondiscriminatory basis) that the definition of Eligible Employee will or will not include an individual if they: (i) have not completed at least two (2) years of service as an employee since their last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily work as an employee not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its sole discretion), (iii) customarily work as an employee not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its sole discretion), (iv) are a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) are a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or are an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering in an identical manner to all highly compensated individuals of the Company or Participating Company whose employees are participating in that Offering.

(b)

Non-U.S. Employees; Non-Section 423 Offerings. An Eligible Employee who works for the Company or a Participating Company and is a citizen or resident of a jurisdiction other than the United States (without regard to whether such individual also is a citizen or resident of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or a Section 423 Offering to violate Section 423 of the Code. In the case of a Non-Section 423 Offering, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Administrator has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason.

(c)

Section 423 Limitations. Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted an Option under a Section 423 Offering to the extent that, immediately after the grant, such Eligible Employee (or any other person whose share would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary or other related company.

8.	Participation in the Plan

The Administrator shall set forth procedures pursuant to which Eligible Employees may elect to participate in a given Offering Period under the Plan. An Eligible Employee may elect to participate in an Offering under the Plan during any Enrollment Period in accordance with Section 11(a). Once a Participant elects to participate in an Offering Period, such Participant shall automatically participate in all subsequent Offering Periods at the same rate of Contributions as was in effect in the prior Offering Period unless the Participant (a) makes a new election or (b) withdraws or is deemed to withdraw from an Offering Period or from the Plan pursuant to Section 13 of the Plan. A Participant who is automatically enrolled in a subsequent Offering Period pursuant to this Section 8 is not required to file any additional documentation in order to continue participation in the Plan; provided, however, that participation in the subsequent Offering Period shall be governed by the terms and conditions of the Plan in effect at the beginning of the subsequent Offering Period, subject to the Participant’s right to withdraw from the Plan in accordance with Section 13 of the Plan. The Administrator has the authority to change the rules set forth in this Section 8 regarding participation in the Plan.

9.	Grant of Option on Enrollment

Each Participant who elects to participate in an Offering Period shall be granted (as of the Offering Date) an Option to purchase (as of the Purchase Date) a number of Shares equal to the number determined by dividing the amount credited to such Participant’s Contribution Account during such Offering Period as of the Purchase Date by the Purchase Price, as determined in accordance with Section 11(d) of the Plan.

10.	Purchase Price

The Purchase Price at which a Share will be sold in a given Offering Period, as of the Purchase Date, shall be determined by the Administrator but shall not be less than eighty-five percent (85%) of the lesser of: (a) the Fair Market Value of a Share on the Offering Date; or (b) the Fair Market Value of a Share on the Purchase Date. Unless otherwise determined by the Administrator prior to the commencement of an Offering Period, the Purchase Price shall be eighty-five percent (85%) of the Fair Market Value of the Shares on the Purchase Date.

11.	Contribution Elections; Payment of Purchase Price; Changes in Contributions; Issuance of Shares

Subject to Sections 12 and 13 of the Plan:

(a)

Contribution Elections and Rates; Section 423 Offering Calendar Year Limitation: An election by an Eligible Employee to participate pursuant to Section 8 of the Plan shall be made by completing the online enrollment process through the Plan Broker or, to the extent specified by the Administrator, by completing and submitting an enrollment form to the Administrator during the Enrollment Period, authorizing Contributions in one percent (1%) increments, from one percent (1%) to fifteen percent (15%), or such other maximum percentage not to exceed twenty percent (20%) determined by the Administrator, of such Participant’s Compensation, as elected by the Participant; provided, however, that no Participant shall be permitted to purchase (or accrue a right to purchase) Shares under a Section 423 Offering under this Plan (or under any other “employee stock purchase plan” within the meaning of Section 423(b) of the Code, of the Company or any of its Subsidiaries) with an aggregate Fair Market Value (as determined as of each Offering Date) in excess of U.S. $25,000.00 (or such lesser amount as determined by the Administrator in its sole discretion) for each calendar year in which such Option is outstanding. For a given Offering Period, Contributions shall commence on the first day of the Offering Period and shall end on the last day of the Offering Period, unless sooner altered or terminated as provided in the Plan; provided, however, that the Administrator shall determine (on a uniform and nondiscriminatory basis for Section 423 Offerings) whether amounts payable on a payroll date that coincides with a Purchase Date shall be allocated to the purchase of Shares on the next subsequent Purchase Date.

(b)

Contribution Rate Changes. Unless the Administrator provides otherwise prior to the commencement of an Offering Period, a Participant shall not change the rate of Contributions, with respect to an outstanding Offering Period, once the Offering Period has commenced. Unless a Participant makes a new election to change the rate of Contributions prior to the commencement of a subsequent Offering Period, the Participant’s most recent election will apply to such new Offering Period. Notwithstanding the foregoing, a Participant may elect to reduce the rate of Contributions to zero percent (0%) once an Offering Period has commenced. If a Participant reduces their rate of Contributions to zero percent (0%) once an Offering Period has commenced, the Contributions made by the Participant prior to such reduction will be applied to the purchase of Shares on the next Purchase Date, but if the Participant does not increase such rate of Contributions above zero percent (0%) prior to the commencement of the next subsequent Offering Period under the Plan, such action will be treated as the Participant’s withdrawal from the Plan in accordance with Section 13 of the Plan, effective as of immediately prior to the next subsequent Offering Period.

(c)

Contribution Accounts. All Contributions made with respect to a Participant shall be credited to their Contribution Account under the Plan and shall be deposited with the general funds of the Company and shall not accrue interest as further set forth in Section 23 of the Plan. Any administrative fee that may be assessed may be deducted from a Participant’s Contribution Account. All Contributions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions unless required under Applicable Law. A Participant may not make any separate cash payment into their Contribution Account, and payment for Shares purchased under the Plan may not be made in any form other than by payroll deduction except where required under Applicable Law and only under a Non-Section 423 Offering or except as otherwise determined by the Administrator.

(d)

Purchase of Shares. Subject to the limitations set forth in Sections 7(c) and 11(a) of the Plan, on each Purchase Date, the Company shall apply the total amount that is credited to the Participant’s Contribution Account as of the Purchase Date to purchase Shares (including, in the interest of clarity, Fractional Share Interests, unless otherwise determined by the Administrator prior to the commencement of any Offering Period) pursuant to the Option granted on the Offering Date, provided that a Participant may not purchase in excess of the Maximum Share Amount. Any amount remaining in a Participant’s account that was not applied to the purchase of Shares on a Purchase Date because it was not sufficient to purchase a whole Share (to the extent Fractional Share Interests are not authorized to be purchased pursuant to the terms of the Offering) shall be carried forward for the purchase of Shares on the following Purchase Date. However, any amounts not applied to the purchase of Shares during an Offering Period for any reason other than as described in the foregoing sentence shall not be carried forward to any subsequent Offering Period and shall instead be refunded, as soon as practicable following the Purchase Date. In the event that the number of Shares to be purchased by all Participants in one Offering Period exceeds the number of Shares then available for issuance under the Plan, (i) the Company shall make a pro rata allocation of the remaining Shares available for issuance under the Plan in as uniform a manner as shall be practicable and as the Administrator shall in its sole discretion determine to be equitable and (ii) all funds not used to purchase Shares on the Purchase Date shall be refunded to the Participant.

(e)

Shareholder Rights. A Participant shall have no interest or voting right in the Shares covered by their Option prior to the date the Option is exercised. Upon exercise of the Option, the whole Shares received by a Participant under this Plan will carry the same voting and other shareholder rights as other outstanding Shares, and any Fractional Share Interests received by a Participant shall have such rights with respect to the Shares underlying the Fractional Share Interests as are specified in the agreement evidencing the Option or Offering document.

(f)

Share Issuances. As soon as practicable following the end of each Offering Period, the number of Shares purchased by each Participant shall be deposited into a brokerage account established in the Participant’s name with the Plan Broker or in a Plan Share Account to be held by such Plan Broker or in such Plan Share Account, as applicable. Unless otherwise permitted by the Administrator in its sole discretion, dividends that are declared on the Shares held in such account shall be paid in cash to the Participant.

(g)

Shares to be Paid Up on Issuance. Notwithstanding any other provision of this Plan or the terms of any Option, no Shares shall be allotted or issued pursuant to the grant, exercise or vesting of an Option (including under any cashless exercise provisions of this Plan or any Option) unless such Share is fully paid-up in cash on issuance to at least its nominal value and in a manner which does not contravene Section 82 (Financial assistance for acquisition of shares) or any other provision of the Companies Act, and all Options shall be deemed to incorporate such a term. A “cashless exercise provision” is one that entitles a holder of an Option to elect to receive a reduced number of Shares that are the subject of an Option in (or purportedly in) full, or partial, satisfaction of the relevant exercise price; for the avoidance of doubt, the nominal value of a Share may not be satisfied in this manner, and must, in all circumstances, be paid-up in cash.

12.	Brokerage Account or Plan Share Accounts

By enrolling in the Plan, each Participant shall be deemed to have authorized the establishment of a brokerage account on their behalf with a Plan Broker selected by the Administrator. Alternatively, the Administrator may provide for Plan Share Accounts for each Participant. Shares purchased by a Participant pursuant to the Plan shall be held in the Participant’s brokerage account with the Plan Broker or Plan Share Account. The Company may require that Shares be retained in the Participant’s brokerage account with the Plan Broker or Plan Share Account for a designated period of time, and/or may establish procedures to permit tracking of dispositions of Shares.

13.	Withdrawal

Each Participant may withdraw from an Offering or from the Plan by submitting the appropriate form online through the Plan Broker or, to the extent determined by the Administrator, to the Administrator, in each case, under such terms and conditions as are established by the Administrator in its sole discretion. Upon a Participant’s withdrawal from an Offering or from the Plan, Contributions shall be discontinued and the amount of all credited Contributions in the Participant’s Contribution Account shall be refunded to the Participant, and the Participant shall not be entitled to any Shares on the Purchase Date or thereafter with respect to the Offering in effect at the time of such withdrawal. Such Participant shall be permitted to participate in subsequent Offerings by enrolling for a subsequent Offering or pursuant to such terms and conditions established by the Administrator in its sole discretion.

14.	Termination of Employment; Leave of Absence

(a)

Generally. A Participant whose employment is terminated for any reason shall cease to participate in the Plan upon their termination of employment. Upon such termination all Contributions credited to the Participant’s Contribution Account shall be refunded to the Participant, and such Participant shall have no future rights in any unexercised Options.

(b)

Leave of Absence. Subject to the discretion of the Administrator (as determined on a uniform and nondiscriminatory basis for Section 423 Offerings), if a Participant is granted a paid leave of absence, payroll deductions on behalf of the Participant shall continue and any Contributions credited to the Participant’s account may be used to purchase Shares as provided under the Plan. If a Participant is granted an unpaid leave of absence, payroll deductions on behalf of the Participant shall be discontinued and no other Contributions shall be permitted (unless otherwise determined by the Administrator (on a uniform and nondiscriminatory basis for Section 423 Offerings) or required by Applicable Law), but any Contributions then credited to the Participant’s account may be used to purchase Shares on the next applicable Purchase Date. Where the period of leave exceeds three (3) months and the Participant’s right to reemployment is not guaranteed by statute or by contract, for purposes of Section 423 Offerings and Non-Section 423 Offerings (unless otherwise determined by the Administrator prior to the commencement of an Offering Period of a Non-Section 423 Offering), the employment relationship shall be deemed to have terminated three (3) months and one (1) day following the commencement of such leave.

(c)

Transfer of Employment. Unless otherwise determined by the Administrator or required by Applicable Law, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company or a Participating Company, as determined in the sole discretion of the Administrator, will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; provided, however, that (i) if a Participant transfers employment to a different country, the Participant shall be treated as having terminated employment (without regard to whether there is a break in service) as of the effective date of the transfer for purposes of participating in the Plan, and the Participant shall immediately cease participation in the Offering and the Plan as of such time, (ii) if a Participant transfers from a Section 423 Offering to a Non-Section 423 Offering, the exercise of the right will be qualified under the Section 423 Offering only to the extent that such exercise complies with Section 423 of the Code, (iii) if a Participant transfers from a Non-Section 423 Offering to a Section 423 Offering, the exercise of the right will remain non-qualified under the Non-Section 423 Offering. Upon cessation of participation in the Plan in accordance with this Section 14, the Participant shall not be eligible to join any ongoing Offering, but may elect, during the next subsequent Enrollment Period, to participate in a future Offering in which the Participant is eligible to participate in accordance with the terms of the Plan. The Administrator may establish additional or different rules to govern transfers of employment for purposes of participation in the Plan or an Offering, consistent with the applicable requirements of Section 423 of the Code in the case of Section 423 Offerings.

15.	Adjustments upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to the Plan and all Options outstanding under the Plan:

(a)

Capitalization Events. In the event of any increase, decrease or change in the number or characteristic of outstanding Shares effected without receipt of consideration by the Company or by reason of any Share dividend, split, reverse Share split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends, the Administrator without liability to any person will make such substitution or adjustment, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan, (ii) the Purchase Price and/or (iii) any other affected terms of such Options. An adjustment under this provision may have the effect of reducing the price at which Shares may be acquired to less than their nominal value (the “Shortfall”), but only if and to the extent that the Administrator shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Shares.

(b)

Change in Control. In the event that the successor corporation in a Change in Control refuses to assume or substitute for the right to purchase Shares pursuant to outstanding Options, or the successor corporation is not a publicly traded corporation, the Offering Period then in progress will be shortened by setting a new Purchase Date and will end on the new Purchase Date. The new Purchase Date will be before the effective date of the Company’s proposed Change in Control. The Administrator will notify each Participant in writing, at least ten (10) trading days prior to the new Purchase Date (or such other date as may be specified by the Administrator), that the Purchase Date for the Participant’s exercise of Options to purchase Shares has been changed to the new Purchase Date and that Shares will be purchased automatically for the Participant on the new Purchase Date, unless the Participant has withdrawn from the Offering prior to such date, as provided in Section 13 of the Plan. Any amount remaining in a Participant’s account that was not applied to the purchase of Shares on the new Purchase Date because it was not sufficient to purchase a whole Share (to the extent Fractional Share Interests are not authorized to be purchased pursuant to the terms of the Offering) shall be refunded as soon as practicable following the new Purchase Date. Notwithstanding the foregoing, in the event of a Change in Control, the Administrator in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any Option or Offering Period outstanding as of the date of the consummation of the Change in Control.

16.	Nontransferability

No Options granted under the Plan shall be transferred, assigned, pledged or otherwise disposed of in any way by the Participant other than by will or by the laws of descent and distribution. Any such attempted transfer, assignment, pledge or other disposition shall be of no force or effect, except that the Administrator may treat such act as an election to withdraw from the Offering in accordance with Section 13 of the Plan. During the Participant’s lifetime, Options shall be exercisable only by the Participant.

17.	Rights as a Shareholder

A Participant shall have no rights as a shareholder with respect to Shares subject to any rights granted under this Plan or any Shares deliverable under this Plan unless and until recorded in the books of the Plan Broker selected by the Administrator or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity which is not a brokerage firm, provided that the provisions of Section 22(b) shall apply to Fractional Share Interests issuable under an Option.

18.	No Right to Employment

The granting of an Option under the Plan shall impose no obligation on the Company or a Participating Company to continue the employment of a Participant and shall not in any way affect the Company’s or Participating Company’s right to terminate the employment of such Participant, and no liability or claim shall arise under the Plan in the event of any such termination.

19.	Conditions Upon Issuance of Shares

Notwithstanding any other provision of the Plan, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of a right under the Plan prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of any governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Administrator shall, in its absolute discretion, deem necessary or advisable. The Company is under no obligation to register or qualify the Shares with any state or foreign securities commission, or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. If, pursuant to this Section 19, the Administrator determines that the Shares will not be issued to any Participant, any Contributions credited to such Participant’s account shall be refunded to the Participant, without any liability to the Company or any of its Affiliates or Subsidiaries.

20.	Code Section 409A; Tax Qualification

(a)

Code Section 409A. Options granted under a Section 423 Offering are exempt from the application of Section 409A of the Code. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an Option may be subject to Section 409A of the Code or that any provision in the Plan would cause an Option to be subject to Section 409A of the Code, the Administrator may amend the terms of the Plan and/or of an outstanding Option, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to cause any outstanding Option to be exempt from or to allow any such Option to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Administrator would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if an Option that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that an Option is compliant with Section 409A of the Code.

(b)

Tax Qualification. Although the Company may endeavor to (i) qualify an Option for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 20(a) of the Plan. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

21.	Taxes

At the time a Participant’s Option is exercised, in whole or in part, or at the time a Participant disposes of some or all of the Shares acquired under the Plan, or at the time of any other taxable event, the Participant shall make adequate provision for any Tax-Related Items. In their sole discretion, the Company or the Participating Company that employs the Participant may satisfy its obligation to withhold Tax-Related Items by (a) withholding from the Participant’s wages or other compensation, (b) withholding a number of Shares (including less than a whole Share) otherwise issuable in connection with the purchase of Shares under the Plan, (c) withholding from proceeds from the sale of Shares (including less than a whole Share) issued upon purchase, either through a voluntary sale or a mandatory sale arranged by the Company, (d) requiring the Participant to make a cash payment (by check or wire transfer) to the Company or another Participating Company equal to the amount of the Tax-Related Items, or (e) any other method determined by the Company that is permissible under Applicable Law.

22.	Fractional Shares

(a)

No Fractional Shares. Notwithstanding the provisions of Section 22(b) of the Plan in connection with Fractional Share Interest transactions facilitated by the Plan Broker, no fractional Shares shall be issued by the Company and in no event shall certificates or their electronic equivalent representing fractional Shares be issued by the Company to a Participant under any circumstances. Where the Administrator has determined that Fractional Share Interests (as authorized under Section 22(b) of the Plan) may not be purchased under the Plan, the Administrator shall determine, in its sole discretion, whether Contributions credited to the Participant’s Contribution Account that are not sufficient to purchase a whole Share as of a Purchase Date shall be refunded to the Participant or whether such amounts shall be carried forward for the purchase of Shares on the following Purchase Date.

(b)

Fractional Share Interests. Subject to Applicable Laws, Fractional Share Interests may be purchased and credited to a Participant’s brokerage account with the Plan Broker through an arrangement facilitated by the Plan Broker if and to the extent determined by the Administrator. To the extent the Administrator has determined that Fractional Share Interests may be purchased by or issued to a Participant pursuant to this Section 22(b), the terms of the Options providing for the issuance of Fractional Share Interests shall be consistent with the general provisions applicable to an Option as set forth herein (including provisions set forth in Section 11 of the Plan), and the agreement evidencing such Option shall specify the rights the Participant shall have as a shareholder with respect to Shares underlying the Fractional Share Interests subject to the Option.

23.	Interest

No interest shall accrue on the Contributions credited to a Participant’s Contribution Account, except as may be required under Applicable Law or to the extent determined by the Administrator, in each case, as determined in the sole discretion of the Administrator, and if so required by the Applicable Laws of a particular jurisdiction, shall, with respect to Section 423 Offerings, be applied in a manner that complies with Section 423 of the Code. In the interest of clarity, no interest shall accrue on a Participant’s Contributions, including in the event that Contributions credited to the Participant’s Contribution Account are refunded to the Participant for any reason, including, without limitation, as a result of the Participant’s termination of employment or other withdrawal from an Offering, the termination of an Option, Offering or Plan, or the inability to complete the exercise of an Option.

24.	Effectiveness of Plan; Amendment or Termination of the Plan

The Plan became effective on February 3, 2010. The Plan shall continue until the earlier to occur of the following: (a) termination of the Plan by the Board or the Committee and (b) issuance of all of the Shares reserved for issuance under the Plan. The Board or the Committee may amend, alter or terminate the Plan, but no amendment, alteration or termination shall be made which, (a) without the approval of the shareholders of the Company, would (except as is provided in Section 15 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or to the extent shareholder approval is otherwise required under Applicable Law, (b) except as otherwise provided in Section 15(b), without the consent of a Participant, would impair any of the rights or obligations under any Option theretofore granted to such Participant under the Plan; provided, however, that (i) the Board or the Committee may amend the Plan (including, in the interest of clarity, with respect to outstanding Offerings) in such manner as it deems necessary to facilitate compliance with Applicable Law, and (ii) the Board or the Committee may terminate the Plan without the consent of the Participants so long as it refunds all Contributions credited to the Participants’ Contribution Accounts.

25.	Governing Law; Venue

Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of U.S. federal law, the Plan shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York (without regard to any conflict of law provisions). The state and federal courts located in the County of New York, State of New York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes, which may arise out of or in connection with the Plan and, for such purposes, the Participant irrevocably and unconditionally submits to the exclusive jurisdiction of such courts.

26.	Severability

If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.